Exhibit 4.1

PROMISSORY NOTE
OF
VILLAGEEDOCS ACQUISITION CORP.
(PURCHASER NOTE)

Principal Amount: $120,000.00                                           Date of Note: April 15, 2005

            1.         FOR VALUE RECEIVED, the undersigned, VillageEDOCS Acquisition Corp., a Florida corporation, ("Maker") promises to pay to the order of Alexander Riess ("Payee"), at 2905 Shawnee Industrial Way, Suite 300, Suwanee, Georgia 30024 or such other place as the Payee may designate in writing to the undersigned, the principal amount of One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00) together with interest from the date hereof on the unpaid principal balance until paid, at the rate of Five Percent (5%) per annum as follows:

            Maker agrees to make monthly payments of principal in the amount of $12,000 each and accrued interest,  each beginning on the first day of the month after Phoenix Forms, Inc. ("Phoenix") (i) reaches an agreement with Pro Technologies, Inc. ("Pro") pursuant to which payment of approximately $40,000 owed to Pro by Phoenix is forgiven, and (ii) the operating forecast of Phoenix for the next calendar quarter as approved by Maker (approval to not be withheld unreasonably) projects positive cash flow sufficient to make required payments under this Note.  If Phoenix is unable to reach an agreement with Pro as described in (i) above, payments will commence on the first day of the month of the calendar quarter in which operating forecast of Phoenix for the then-current calendar quarter projects positive cash flow sufficient to make required payments under this Note and any amounts payable to Pro.  Payments shall continue on the first business day of each month thereafter until this Note has been paid in full.  By acceptance of this Note, Payee acknowledges that he has agreed to loan the sum of $60,000 to Phoenix Forms, Inc. and that Maker will withhold the sum of $6,000 from each of the first ten monthly payments owed pursuant to this Note for the purpose of funding such loan.

            2.         All payments made under this Note shall be payable in lawful money of the United States of America and shall be made in accordance with the payment schedule set forth at paragraph 1 herein. Should any payment not be timely paid as provided in this Note, it shall thereafter immediately be added to principal and bear interest at the rate specified in this Note.

            3.         The outstanding principal amount of this Note may be prepaid in whole or in part without any prepayment penalty or premium at any time or from time to time by Maker upon notice to the Payee.

            4.         If payment of monthly interest is not received by Payee within ten (10) days of the due date for such interest payment, Maker shall pay to Payee a late charge equal to five percent (5%) of the delinquency as liquidated damages and not as a penalty, to compensate Payee for the loss of use of overdue amounts. The foregoing shall not be construed as obligating the Payee to accept any payment after its due date without the payment of applicable late charges and other fees due as permitted by applicable law. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent Payee from exercising any of the other rights and remedies available to Payee in the event of any subsequent default.

            5.         Any one of the following shall constitute, at Payee's election, an "Event of Default" under this Note:

                        (a)       Failure by Maker to make a payment of interest or principal when due on this Note within ten (10) days after receipt of written notice of default;

                        (b)       Upon the dissolution, merger, consolidation, suspension or liquidation of Maker, or any endorser, guarantor or surety hereto;

                        (c)       Maker fails to comply with or perform any other terms or covenants of this Note;

                        (d)       Maker shall become insolvent or bankrupt or admits in writing its inability to pay its debts as they fall due, or makes an assignment for the benefit of creditors, or applies to any tribunal for the appointment of a trustee or receiver for any substantial part of its assets, or commences any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction if any such application is filed, or any such proceedings are commenced against it, and Maker indicates its approval, consent or acquiescence, or an order is entered appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days;

                        (e)       Maker shall experience a Change of Control, as defined below.

"Change of Control" means, with respect to the Maker, the occurrence of either of the following events:

(a)  any person (other than Alan C. and Joan P. Williams or Barron Partners, LP) as such term is used in Sections 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner directly or indirectly of securities of VillageEDOCS representing fifty percent (50%) or more of the combined voting power of VillageEDOCS's then outstanding securities; or

(b)  individuals who constitute the Board of Directors of VillageEDOCS as of the date of this Promissory Note (the "Incumbent Board") cease for any reason, other than death or disability, to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director of VillageEDOCS subsequent to the date of this Promissory Note, whose election, or nomination for election by VillageEDOCS' stockholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors shall be deemed to have been a member of the Incumbent Board.

            6.         Upon the occurrence of an Event of Default under this Note, the Payee shall have the right to cause the outstanding principal balance, including accrued but unpaid interest and any other charges thereon, shall become immediately due and payable upon demand of the Payee.

            7.         No remedy conferred upon the Payee for any Event of Default described in this Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Note or now hereafter existing at law or in equity or by statute or otherwise.

            8.         Maker agrees to pay all actual expenditures incurred by Payee or holder in any attempt to collect any amount due under this Note, including all costs of legal action and reasonable attorneys' fees.

            9.         No extension of time for payment granted by Payee of all or any part of the amount owing on this Note at any time shall affect the liability of Maker, or of any surety, accommodation party, guarantor, or endorser of this Note.  Acceptance by Payee of any installment after any Event of Default shall not operate to extend the time of payment of any amount then remaining unpaid or constitute a waiver of any of the other rights of Payee under this Note.  No delay by Payee in exercising any power or right shall operate as a waiver of any power or right.  No single or partial exercise of any power or right shall preclude other or further exercise of the power or right, or the exercise of any other power or right.  The waiver of any default or grounds for acceleration by Payee shall not operate as a waiver of any subsequent default or grounds for acceleration, or of any power or right that Payee may have under the terms of this Note.

            10.       The terms of this Note shall be binding upon Maker, and upon Maker's affiliates, subsidiaries, representatives, successors, assigns, and purchasers, and shall inure to the benefit of Payee and his successors or assigns.  The Maker and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note shall be fully paid.

            11.       If any portion of this Note is for any reason determined to be unenforceable, it will not affect the enforceability of any other provisions of this Note.

            12.       Makers and all sureties, guarantors, and endorsers severally waive demand and presentment for payment, notice of dishonor, notice of protest, and protest of this Note after the expiration of any cure period set forth herein.

            13.       No waiver or modification of the terms of this Note shall be valid unless in writing, signed by the Maker and Payee.  Any modification shall be valid only to the extent set forth in writing.

14.            This Note shall be construed under the laws of the State of Georgia.

15.            Time is of the essence in this Note.

            The signature of the Maker is subscribed to this Promissory Note under seal the day and year written above.

                                                            MAKER

                                                            VILLAGEEDOCS ACQUISITION CORP.

                                                             /s/ K. Mason Conner
                                                            K. Mason Conner, President

NOTE GUARANTEE

            For value received, the undersigned hereby unconditionally guarantees, to the Payee of this Note the payment of principal and interest on this Note in the amounts and at the times when due and interest on the overdue principal, and, to the extent permitted by law, the payment or performance of all other obligations of the Maker under this Note, all in accordance with and subject to the terms and limitations of this Note

                                                            VillageEDOCS

                                                            /s/ K. Mason Conner
                                                            K. Mason Conner, Chief Executive Officer

The undersigned Payee hereby accepts this Note and agrees to be bound by all provisions hereof.

 /s/ Alexander Riess
Alexander Riess

#342609v2